Exhibit 10.2

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2010 by and among Walker & Dunlop, Inc., a Maryland corporation (the “Company”), Column Guaranteed LLC, a Delaware limited liability company (“Column”), William M. Walker (“WW”) and Mallory Walker (“MW” and collectively with Column and WW, the “Stockholders”).

WHEREAS, the Company is engaging in various related transactions (the “IPO Transactions”) pursuant to which, among other things, the Company will effect an initial public offering of shares of its common stock, par value $0.01 per share (the “Common Shares”), the closing of which is occurring on the date hereof;

WHEREAS, in connection with the IPO Transactions, the Company is engaging in certain formation transactions (the “Formation Transactions”) pursuant to which, among other things, Column and the Walker Stockholders, among others, are receiving Common Shares on the date hereof in exchange for their respective interests in the entities participating in the Formation Transactions, as set forth on Schedule I hereto;

WHEREAS, in connection with IPO Transactions, Column has executed and delivered to the Company a Lock-Up Agreement (the “Lock-Up Agreement”) imposing certain restrictions on the transfer and sale of the Common Shares to be issued to Column pursuant to the Formation Transactions; and

WHEREAS, in order to induce Column to enter into the Lock-up Agreement and to consummate the Formation Transactions to which it is a party, the parties hereto desire to enter into this Agreement and provide for certain rights and restrictions with respect to the nomination and election of Directors.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

SECTION 1.        DEFINITIONS

The following capitalized terms used herein have the following meanings:

“2011 Director Election” is defined in Section 2.1(a) hereof.

“Affiliate” means, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble hereto.

“Board of Directors” means the board of directors of the Company.

“Column” is defined in the preamble hereto.

“Column Nominee” is defined in Section 2.1(a) hereof.

“Common Shares” is defined in the recitals hereto.

“Company” is defined in the preamble hereto.

“Consummation Notice” is defined in Section 4.2(a) hereof.

“Director” means a member of the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Transfer” means (i) a sale, assignment, transfer or other disposition pursuant to a registered offering under the Securities Act or in a broker transaction pursuant to Rule 144 under the Securities Act (including the volume limitations thereunder, if applicable), (ii) a pledge or other hypothecation of Common Shares pursuant to a bona fide financing transaction with a third party, and any foreclosure or transfer in lieu of foreclosure of such Common Shares in connection therewith, or (iii) a transfer in connection with a tender or exchange offer made to all stockholders of the Company.

“Fair Market Value” means the closing sales price for Common Shares (or the closing bid, if no sales were reported) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal.

“Formation Transactions” is defined in the recitals hereto.

“IPO Transactions” is defined in the recitals hereto.

“Lock-Up Agreement” is defined in the recitals hereto.

“MW Maximum Tag-Along Amount” is defined in Section 4.1(b) hereto.

“Named Third Party” is defined in Section 4.1(a) hereof.

“Notice Stockholders” means the Stockholders; provided, that any of Column, MW and WW proposing to make a Transfer shall not be considered a Notice Stockholder with respect to such proposed Transfer.

“Participation Notice” is defined in Section 4.1(b) hereof.

“Participation Period” is defined in Section 4.1(b) hereof.

“Permitted Transferee” means (i) with respect to an individual, (a) such individual’s spouse, lineal descendants (in each case, natural or adopted), siblings or parents, (b) any corporation, limited liability company or partnership in which the direct and beneficial owners of all of the equity interests are the individuals and/or any of the individuals referred to in clause (a) above, (c) any trust the sole beneficiaries of which, or any charitable trust the grantor of which, include the Persons described in clause (a) or clause (b) above or any private foundation organized or controlled by any of the Persons described in clause (a) or clause (b) above, or (d) any charitable entity qualified under Section 501(c)(3) of the Internal Revenue Code, and (ii) with respect to a corporation, partnership or limited liability company, an entity that controls, is controlled by, or is under common control with such entity.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Stockholders” is defined in the preamble hereto.

“Tag-Along Rights Termination Date” means the date that is twelve (12) months after the date of the expiration, pursuant to the terms of the Lock-Up Agreement, of the “Restricted Period” (as defined in the Lock-Up Agreement).

“Tag-Along Stockholders” means Column and MW.

“Termination Date” means the date that is six (6) months after the date of the expiration, pursuant to the terms of the Lock-Up Agreement, of the “Restricted Period” (as defined in the Lock-Up Agreement).

“Transfer” means a sale, assignment, transfer or other disposition of more than ten percent (10%) of the issued and outstanding Common Shares of the Company in any transaction or series of related transactions; provided, that a “Transfer” shall not include a Transfer to a Permitted Transferee.  For the avoidance of doubt, “Transfer” shall not include (i) any sale, assignment, transfer or other disposition of Common Shares in connection with the Formation Transactions or the IPO Transactions or (ii) any Exempt Transfer.

“Transfer Amount” is defined in Section 4.1(b) hereof.

“Transfer Notice” is defined in Section 4.1(a) hereof.

“Transferring Stockholder” is defined in Section 4.1(a) hereof.

“Voting Securities” means at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of Directors.

“Walker Stockholders” means William M. Walker and Mallory Walker.

SECTION 2.        BOARD OF DIRECTORS

Section 2.1            Column Nominee.

(a)           At the annual meeting of stockholders of the Company to be held during the 2011 calendar year, or at any special meeting of stockholders of the Company held prior to the Termination Date at which Directors are to be elected, or at any taking of action by written consent of stockholders of the Company prior to the Termination Date with respect to which Directors are to be elected (each a “2011 Director Election”), Column shall have the right (but not the obligation) to designate one (1) nominee for election to the Board of Directors (such nominee, the “Column Nominee”) at such 2011 Director Election.

(b)           Column shall not name any person as a Column Nominee if (i) such person is not reasonably experienced in business, financial or commercial real estate finance matters; (ii) such person has been convicted of, or has pled no lo contendere to, a felony; (iii) the election of such person would violate any law; or (iv) any event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act has occurred with respect to such person.

(c)           At or prior to any 2011 Director Election: (i) the Company’s nominating committee (or any other committee exercising a similar function) shall recommend to the Board of Directors the nomination of the Column Nominee for election to the Board of Directors, and (ii) the Board of Directors shall recommend to the stockholders of the Company the election of the Column Nominee to the Board of Directors. The Company shall exercise all authority under applicable law to cause the Column Nominee to be elected to the Board of Directors at any 2011 Director Election, including, without limitation, using its reasonable efforts to solicit from the stockholders of the Company eligible to vote in the election of Directors proxies in favor of the Column Nominee.

Section 2.2            Vacancies.  From and after the date hereof until the Termination Date, in the event that any Director who is a Column Nominee ceases to serve as a Director for any reason other than the fact that Column no longer has a right to nominate a Director as provided in Section 2.1(a), the vacancy resulting thereby shall be filled by a Column Nominee designated by Column and the other Directors shall cause the appointment of such Column Nominee to the Board of Directors; provided, however, that any Column Nominee so designated by Column shall satisfy the qualification requirements set forth in Section 2.1(b).

Section 2.3            Termination of Nomination Right.  The rights and obligations set forth in this Section 2 shall terminate as of the Termination Date.

SECTION 3.        ELECTION OF DIRECTORS

Section 3.1            Voting Agreement.  At any 2011 Director Election, each of the Walker Stockholders agrees to vote, at a meeting or by written consent, all of the Voting Securities then owned by such Walker Stockholder (and attend such 2011 Director Election, in person or by proxy, for purposes of obtaining a quorum and execution of written consents in lieu of meetings) in favor of the election to the Board of Directors, to the extent permitted pursuant to the

Company’s Articles of Incorporation and subject to compliance with applicable law, of the Column Nominee.

SECTION 4.        TAG-ALONG RIGHTS

Subject to Section 4.3 below, no Stockholder shall be permitted to engage in a Transfer without first offering each of the Tag-Along Stockholders the right to participate in such Transfer in accordance with this Section 4.

Section 4.1            Transfers by Stockholders.

(a)           The Stockholder(s) proposing to make a Transfer (collectively, the “Transferring Stockholder”) shall first deliver a written notice (the “Transfer Notice”) to the Notice Stockholders stating (i) the Transferring Stockholder’s desire to Transfer Common Shares to a third party; (ii) the number of Common Shares subject to the proposed Transfer; (iii) the price and the other general terms of the proposed Transfer; and (iv) the identity of the third party transferee (the “Named Third Party”). Thereafter, the Tag-Along Stockholders may elect to participate in the Transfer subject to the participation rights set forth in this Section 4.

(b)           The Tag-Along Stockholders may elect to participate in the contemplated Transfer at the same price per Common Share and on the same terms and conditions specified in the Transfer Notice by delivering written notice (the “Participation Notice”) to the Transferring Stockholder within ten (10) days after delivery of the Transfer Notice (the “Participation Period”).  If any such Tag-Along Stockholders elect to participate in such Transfer, the Transferring Stockholder and such Tag-Along Stockholders participating in such sale shall each be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Common Shares equal to the product of (i) the quotient determined by dividing (x) the percentage of all issued and outstanding Common Shares held by such Transferring Stockholder or such Tag-Along Stockholder, as the case may be, as of the applicable date by (y) the aggregate percentage of all issued and outstanding Common Shares owned by the Transferring Stockholder and the Tag-Along Stockholders participating in such sale and (ii) the number of Common Shares to be sold in the contemplated Transfer (such number of shares with respect to each such Transferring Stockholder or Tag-Along Stockholder, as the case may be, the “Transfer Amount”); provided, however, that if such Tag-Along Stockholder is MW, (A) MW shall be entitled to sell no more than a number of Common Shares which has an aggregate Fair Market Value of $10,000,000 on the date the Transfer Notice with respect to such proposed Transfer is delivered (such number of shares, the “MW Maximum Tag-Along Amount”), and (B) Column shall be entitled to sell, in addition to the Transfer Amount applicable to Column with respect to such proposed Transfer, a number of Common Shares that equals the difference between (X) the Transfer Amount applicable to MW with respect to such proposed Transfer minus (Y) the MW Maximum Tag-Along Amount.  If the Tag-Along Stockholders do not send a Participation Notice during the Participation Period or otherwise decline to participate in the proposed Transfer, the Transferring Stockholder shall be permitted to consummate a transaction with the

Named Third Party on substantially the same terms as the terms set forth in the Transfer Notice, provided that the closing of such transaction occurs within ninety (90) days after the delivery of the Transfer Notice.

(c)           If the Transferring Stockholder receives a Participation Notice from one or more of the Tag-Along Stockholders, the Transferring Stockholder shall use reasonable commercial efforts to obtain the agreement of the Named Third Party to the participation of such Tag-Along Stockholders in any contemplated Transfer, and no Transferring Stockholder shall transfer any Common Shares to the Named Third Party if such Named Third Party declines to allow the participation of the Tag-Along Stockholders.

Section 4.2            Consummation of Proposed Transfer.

(a)           At least ten (10) days prior to the consummation of a Transfer by a Transferring Stockholder and not before the earlier of (x) the end of the Participation Period and (y) the receipt by the Transferring Stockholder of a Participation Notice from the Tag-Along Stockholders, the Transferring Stockholder shall provide written notice (a “Consummation Notice”) to each of the Tag-Along Stockholders participating in the Transfer stating (i) the number of Common Shares that such Tag-Along Stockholder will be entitled to sell to the Named Third Party, and (ii) the date the Transfer will be consummated. At least five (5) days prior to the date of such consummation, each Tag-Along Stockholder participating in the Transfer shall deliver to the Transferring Stockholder (or such other person as may be designated in writing by the Transferring Stockholder) for Transfer to the Named Third Party one or more certificates, properly endorsed for transfer (or evidence of delivery of uncertificated Common Shares by book-entry and/or other evidence of the transfer of Common Shares), which represent the number of Common Shares that such Tag-Along Stockholder is entitled to sell as provided in the Consummation Notice.  The certificate(s) (or evidence of delivery of uncertificated Common Shares) delivered to the Transferring Stockholder (or the Transferring Stockholder’s designee) by the Tag-Along Stockholders shall be transferred to the Named Third Party as part of the consummation of the Transfer of Common Shares pursuant to the terms and conditions specified in the Transfer Notice and the Consummation Notice.  Except to the extent other arrangements are made between the Transferring Stockholder and the Named Third Party for the delivery of proceeds directly to the Tag-Along Stockholders, upon receipt of the proceeds of the Transfer, the Transferring Stockholder shall promptly remit to each Tag-Along Stockholder that portion of such proceeds to which such Tag-Along Stockholder is entitled by reason of such Tag-Along Stockholder’s participation in such Transfer together with any stock certificates for any shares not sold in the Transfer.

(b)           In connection with a Transfer pursuant to this Section 4, each Stockholder shall be required to make representations and warranties regarding the Common Shares that such Stockholder proposes to Transfer of a type customarily made by similarly situated stockholders, including, but not limited to, such Stockholder’s ownership of and authority to transfer such

Common Shares, the absence of any liens or other encumbrances on such Common Shares, and the compliance of such Transfer with the federal and state securities laws and all other applicable laws and regulations; provided, however, that each Tag-Along Stockholder shall enter into the same agreement or agreements as the Transferring Stockholder with respect to the proposed Transfer.

Section 4.3            Termination of Rights.  The rights and obligations set forth in this Section 4 shall terminate automatically, without any action by any Stockholder, on the Tag-Along Rights Termination Date.

SECTION 5.        MISCELLANEOUS

Section 5.1            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.  All counterparts shall constitute one and the same instrument.  Each party may execute this Agreement via a facsimile (or transmission of a .pdf file) of this Agreement.  In addition, facsimile or .pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Agreement.

Section 5.2            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to the choice of laws provisions thereof.

Section 5.3            Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.  The waiver by any party of the performance of any act shall not operate as a waiver of the performance of any other act or an identical act required to be performed at a later time.  Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 5.4            Entire Agreement. This Agreement constitutes the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.5            Assignability. This Agreement and all of the provisions hereof shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns and any reference to a party shall also be a reference to an heir, legal representative, successor or permitted assign; provided, however, that this Agreement may not be assigned (except by operation of law) by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void and of no effect, except that the Company may assign its rights and obligations hereunder to an Affiliate of the Company.  For the avoidance of doubt, (i) any Person who is a Permitted Transferee shall be subject to the terms of this Agreement, and (ii) any Person who receives Common Shares pursuant to (A) a Transfer in compliance with Section 4 hereof or (B) an Exempt Transfer shall not be subject to the terms of this Agreement.

Section 5.6            Titles.  The titles and captions of the sections, subsections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 5.7            Third Party Beneficiary.  No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other Person.  All provisions hereof shall be personal solely among the parties to this Agreement.

Section 5.8            Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement to effect such replacement; provided, however, that such replacement does not defeat the principal purpose of this Agreement.

Section 5.9            Interpretation. This Agreement shall be read and construed in the English language.  As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural.  References herein to a party or other Person include their respective successors and assigns.  The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears.  Unless the context otherwise requires, references herein to sections and subsections shall be deemed references to sections and subsections of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular section, subsection or provision hereof.  Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.”  All references in this Agreement to “dollars” or “$” shall mean United States dollars.  With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Section 5.10          Equitable Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Maryland (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit Column to enforce the consummation of the Formation Transactions or the IPO Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

THE COMPANY:

Walker & Dunlop, Inc., a Maryland corporation

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	Chairman, President and Chief Executive Officer

COLUMN:

Column Guaranteed LLC

By:	/s/ Robert Wrzosek
Name:	Robert A. Wrzosek
Title:	Vice President

WALKER STOCKHOLDERS:

/s/ William M. Walker
William M. Walker

/s/ Mallory Walker
Mallory Walker

Signature Page to Stockholders Agreement

Schedule I

Common Shares

William M. Walker	1,891,939

Mallory Walker	5,022,640 (2,189,307 immediately following the IPO)

Column Guaranteed LLC	5,289,937